Exhibit 10.14

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of March 26, 1999, between Henry Company, a California corporation (the “Company”), and James Van Pelt (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is a principal executive officer and a principal shareholder in Grundy Industries, Inc., an Illinois corporation (“Grundy”);

WHEREAS, concurrently with the execution of this Agreement, Company is purchasing from the Executive all of Grundy’s issued and outstanding capital stock, pursuant to a Stock Purchase Agreement dated March 26, 1999 (the “Stock Purchase Agreement”); and

WHEREAS, it is a condition to consummation of the Stock Purchase Agreement that the Company and Executive execute this Employment Agreement;

WHEREAS, the Company desires to retain the Executive’s continued employment in an executive capacity and the Executive desires to accept such continued employment upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

1.         EMPLOYMENT.  Pursuant to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts such employment, as an Executive Vice–President of Henry Company. The Executive shall report to the President of the Henry Group of Companies or his authorized designee, and shall have such powers and duties consistent with the duties and office of an Executive Vice–President as shall from time to time be assigned to him by the Board of Directors of the Company. The Executive agrees to use his best efforts to promote the interests of the Company and its subsidiaries and to devote sufficient business time and energies during normal business hours to discharge his duties hereunder. The Executive will not engage in any other business or professional activity, with or without compensation, if such business or professional activity may in any way hinder the Executive’s ability, or infringe on the time necessary, to perform his duties hereunder.

2.         TERM OF EMPLOYMENT.  The employment hereunder will be for a three (3) year period commencing on March 26, 1999 and will end on the third anniversary of such date, unless earlier terminated pursuant to the provisions of Section 5 hereof (the term of such employment hereunder, the “Employment Period”).

3.         REPRESENTATIONS OF EXECUTIVE.  The Executive hereby represents to the Company that (i) he is not subject to any restrictions on his ability to enter into this Agreement, including but not limited to any applicable covenant not to compete or similar agreement entered into in connection with any previous employment, and (ii) he will not disclose or make use of any confidential information that is the property of any third party (including, without limitation, any trade secrets) in connection with his employment by the Company pursuant to this Agreement.

4.         COMPENSATION.

(a)        Base Salary.  As compensation for services hereunder during the Employment Period, the Company will pay the Executive an annual salary of Two Hundred Thousand Dollars ($200,000) (“Base Salary”), payable in appropriate bi-weekly installments to conform to the regular payroll dates for the Company’s salaried personnel.

(b)       Benefits.  The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the Company that may be in effect from time to time (comparable to the level of benefits received by other senior executives of the Company), to the extent the Executive is eligible under the terms of those plans. During the Employment Period, the Company shall provide Executive with an automobile and shall be responsible for reasonable maintenance, fuel and insurance costs of such automobile used by Executive. During the Employment Period, the Company shall continue to pay premiums for the life and disability insurance policies currently held by Grundy and the Executive and currently paid by Grundy.

(c)       Bonus.  Executive shall receive an annual bonus of One Hundred Forty Thousand Dollars ($140,000), payable on each of January 1, 2000, January 1, 2001 and January 1, 2002 (“Bonus”).

(d)       Split Dollar Life Insurance.  During the Employment Period, the Company shall continue to pay premiums on Northwestern Mutual Life Insurance Company (“NML”) policy number 8–777–792 dated January 14, 1983 (the “Policy”) which is owned by Grundy and insures the life of the Executive. The Company acknowledges that the Executive retains the right to name the beneficiaries under the Policy. Following the Employment Period, the Company shall continue to pay the premiums on the Policy; provided, however, that the Company shall be entitled at such time to direct NML to pay the premiums on the Policy out of the yearly dividends accruing under the Policy. Any dividends on the Policy in excess of the premiums shall be, at the annual election of the Executive, (i) paid to the Executive when received by the Company or (ii) retained by NML and applied to increase the value of the Policy. Upon the death of the Executive, the proceeds from the Policy shall be paid as follows: (x) the Company shall receive the lesser of the amount equal to (i) the premium tax basis of the Policy based on the records of NML (the “Premium Tax Basis”) and (ii) the amount recorded in the Company’s financial records as the cash value due under the Policy (the “Cash Value”), and (y) the Executive’s estate or its beneficiaries thereunder shall receive the remaining proceeds. The parties hereto acknowledge that as of December 31, 1998, the Premium Tax Basis under the Policy was $144,415.40 and the total insurance benefits under the Policy were $477,716.00. The Company will provide Executive with such records and information regarding the Policy, including a Policy Data Review from NML, as Executive may reasonably request from time to time. The Company and its subsidiaries shall not surrender or otherwise dispose of the Policy without the consent of the Executive. The Executive may purchase the Policy from the Company at any time for the lesser of the Premium Tax Basis and the Cash Value of the Policy at such time.

(e)   401(k) Plan .  In the event Company amends, modifies or discontinues its existing 401(k) plan in such a way that Company is unable or prohibited in any one year from making the maximum Company contribution to Executive’s account under such plan (assuming Executive himself makes the maximum allowed contribution), Company will pay Executive an annual bonus equal to the difference between $4,000 and the amount actually contributed by the Company to Executive’s account in such year.

5.         TERMINATION.

(a)       Cause. The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, termination for Cause shall mean:

(i)    Dishonesty of the Executive materially affecting the Company, its subsidiaries or affiliates;

(ii)   Drunkenness or use of drugs which interferes with the performance of the Executive’s obligations under this Agreement, or puts the Company, its subsidiaries or affiliates at risk of any potential liability;

(iii)  The Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or of any crime involving moral turpitude or fraud; and

(iv)  Any gross or willful misconduct of the Executive resulting in substantial damage to the Company’s reputation or theft or defalcation from the Company or its subsidiaries.

(b)       Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder for any reason or no reason at any time by giving a Notice of Termination (as defined below) to the Executive.

(c)       Termination by the Executive. The Executive may terminate his employment hereunder for any reason by giving a Notice of Termination (as defined below) to the Company.

(d)       Death. The Executive’s employment hereunder shall terminate upon his death.

(e)   Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (a “Disability”), the Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) consecutive days, and, within thirty (30) days after a Notice of Termination is given by the Company, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder. The Company may provide such Notice of Termination on or after the date on which the Executive has been absent for one hundred fifty (150) consecutive days.

(f)    Notice of Termination. Any termination by the Company pursuant to subparagraphs (a), (b) or (e) above or by the Executive pursuant to subparagraph (c) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)   Date of Termination. Date of Termination shall mean (i) if the Executive’s employment is terminated by his death, the day after his death; (ii) if the Executive’s employment is terminated pursuant to subparagraph (b) or (e) above, thirty (30) days after Notice of Termination is given (provided that, in the case of termination under subparagraph (e), the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty day period); (iii) if the Executive’s employment is terminated pursuant to subparagraph (c) above, thirty (30) days after Notice of Termination is given; and (iv) if the Executive’s employment is terminated pursuant to subparagraph (a) above, the date specified in the Notice of Termination.

6.             COMPENSATION UPON TERMINATION.

(a)   Termination for Cause.  If the Executive’s employment is terminated for Cause, the Company shall pay the Executive his full Base Salary, Bonus and benefits through the Date of Termination at the rate in effect at the time Notice of Termination is given; provided, however, that the Company shall continue to pay Executive One Hundred Thousand ($100,000) with respect to his Base Salary and his Bonus as provided in this Agreement through March 26, 2002. The Company shall have no further obligations to the Executive under this Agreement (other than the obligation to direct NML to pay the premiums on the Policy out of the yearly dividends accruing under the Policy as set forth in Section 4(d) hereof and to forward any dividends in excess of the premiums to Executive or to NML to be applied to the Policy.)

(b)   Termination by the Company Without Cause.  If the Executive’s employment is terminated without cause pursuant to Section 5(b) of this Agreement, the Company shall continue to pay the Executive’s Base Salary and Bonus as provided in this Agreement, and shall continue to provide the benefits provided for in Section 4(c) of this Agreement, for the remaining term of the Employment Period; provided, however, that at least one (1) year of health benefits shall be provided, and shall continue to pay the premiums under the Policy and other payment as set forth in Section 4(d) hereof.

(c)   Voluntary Termination.  If the Executive terminates his employment hereunder pursuant to Section 5(c) hereof, (i) the Company’s obligations to the Executive to pay or provide benefits will cease on the Date of Termination and (ii) the Company will continue to pay Executive $100,000 with respect to his Base Salary and his Bonus as provided in this Agreement through March 26, 2002. The Company will have no further obligations to the Executive under this agreement (other than the obligation to direct NML to pay the premiums on the Policy out of the yearly dividends accruing under the Policy as set forth in Section 4(d) hereof and to forward any dividends in excess of the premiums to Executive or to NML to be applied to the Policy.)

(d)   Termination Upon Death.  If this Agreement terminates as a result of the Executive’s death, (i) the Company’s obligations to the Executive to pay or provide benefits (other than health benefits for Executive’s spouse, which shall continue for one (1) year after Executive’s death), will cease on the Date of Termination, and (ii) the Company will continue to pay Executive’s estate $100,000 of Executive’s Base Salary and his Bonus as provided in this Agreement through March 26, 2002.

(e)   Termination Upon Disability.  During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to be paid his Base Salary, Bonus and benefits, except that after termination of employment pursuant to Section 5(e) hereto, (i) the Company’s obligations to the Executive to pay benefits provided in Section 4(c) hereof will cease, and (ii) the Company will continue to pay Executive $100,000 of his Base Salary and his Bonus as provided in this Agreement through March 26, 2002, and shall continue to pay the premiums under the Policy and other payments as set forth in Section 4(d) hereof.

7.             INTELLECTUAL PROPERTY, CONFIDENTIALITY.

(a)   Intellectual Property.  The Executive expressly agrees that during the Employment Period, to the extent the Executive discovers or creates any inventions, formulas, techniques, processes, improvements or other rights constituting a trade secret (cumulatively, a “Trade Secret”), all such Trade Secrets and any patent, copyright or licensing relating thereto or arising therefrom shall be the sole and exclusive rights of the Company.

(b)   Confidentiality.  The Executive agrees that he will not, during the Employment Period or subsequent thereto, divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources other than as a result of a disclosure by the Executive). The Executive further agrees that he will not, during the Employment Period or subsequent thereto, disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of the Company.

8.             NON–COMPETE AGREEMENT

(a)   Acknowledgments by the Executive.  The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company’s (including Grundy’s) business is international in scope and its products are marketed throughout the United States; (c) the Company and Grundy compete with other businesses that are or could be located in any part of the United States; (d) the Company has required that the Executive make the covenants set forth in this Section 8 as a condition to the Company’s purchase of the Executive’s stock in Grundy; and (e) the provisions of this Section 8 are reasonable and necessary to protect the Company’s business.

(b)   Covenants of the Executive.  In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Company, the Executive covenants that he will not, directly or indirectly:

(i)    during the Employment Period and the Post–Employment Period (as defined), except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or lend the Executive’s name or any similar name to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Grundy or the Company anywhere within the United States (the “Company Business”); provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(ii)   whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period and the Post–Employment Period, solicit business of the same or similar type being carried on by the Company or Grundy from any person known by the Executive to be a customer of the Company or Grundy, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Company or Grundy;

(iii)  whether for the Executive’s own account or the account of any other person at any time during the Employment Period and the Post–Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company or Grundy at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Company or Grundy to terminate his employment with the Company or Grundy; or at any time during the Employment Period and for three (3) years thereafter interfere with the Company’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Company; or

(iv)  at any time during or after the Employment Period, disparage the Company or its shareholders or affiliates, directors, officers, employees, or agents.

For purposes of this Section 8(b), the term “Post–Employment Period” means the longer of (i) the three (3) year period beginning on the date of termination of this Executive’s employment with the Company or (ii) six (6) years from the date hereof.

If any covenant in this Section 8(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Section 8(b) will be extended by the duration of any violation by the Executive of such covenant.

9.             REMEDIES.  The Executive acknowledges that the injury that would be suffered by the Company as a result of breaching the terms of this Agreement (including the covenants set forth in Sections 7 and 8) would be irreparable, and that an award of monetary damages to the Company for such breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement.

The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company would not have purchased the Executive’s stock under the Stock Purchase Agreement and the Company would not have entered into this Agreement or employed or otherwise continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. The Executive’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Section 7 or 8. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.           OFFSET.  The Company will be entitled to offset against up to an aggregate of $750,000 owing to the Executive under this Agreement the amount of any and all claims that the Company may have against the Executive pursuant to Article 8 of the Stock Purchase Agreement.

11.           ASSIGNMENT, SUCCESSORS AND ASSIGNS.  Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive’s rights be subject to encumbrance or the claims of creditors and any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets or the assignment of this Agreement by the Company and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. In the event of any attempted assignment or transfer of rights hereunder by the Executive contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

Notwithstanding the foregoing, Executive shall be permitted to assign to an immediate family member the right to receive monies payable by the Company to Executive under this Agreement; provided that any assignee executes a written agreement with the Company acknowledging that the assignee is bound by all terms of the Agreement and takes no greater rights under this Agreement than Executive.

12.           GOVERNING LAW; CAPTIONS.  This Agreement shall be governed by the laws of the State of Illinois. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

13.           COMPLETE AGREEMENT.  This Agreement terminated all prior agreements between the parties relating to the subject matter herein addressed and constitutes the entire agreement between the parties as to the employment relation between the parties. In the event of termination of employment under any of the circumstances described herein, the arrangements provided for by this Agreement will constitute the entire obligation of the Company to the Executive and performance thereof by the Company will constitute full settlement of any claim that the Executive might otherwise assert against the Company or its affiliates for breach of this Agreement.

14.           NOTICES.  Any notices or other communications required or permitted hereunder shall be in writing and will be deemed effective when delivered in person (in the Company’s case, to the President of the Henry Group of Companies and in the Executive’s case, to James Van Pelt, if mailed, on the date of deposit in the mail, postage prepaid, addressed as follows:

If to the Company:

The Henry Company

2911 East Slauson Avenue

Huntington Park, CA 90255

Attention: Jeffrey A. Wahba

Facsimile No. 323/581–7764

If to Executive:

Mr. James Van Pelt

1393 Edgewood Lane

Winnetka, Illinois 60093

or to such other address as shall have been specified in writing by any party to the other parties.

                                                15. ARBITRATION OF DISPUTES. Any dispute over the interpretation or enforcement of any provision of this Agreement or any controversy or claim arising out of or relating to this Agreement or the Executive’s employment with the Company, including statutory claims, shall be settled by arbitration administered by the American Arbitration Association. The parties expressly waive all rights to a jury trial.

The arbitration shall be conducted before a single arbitrator and shall occur in the State of Indiana. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The Arbitrator shall have the authority to determine who should bear the costs and expenses (including attorneys’ fees) of arbitration.

                                                16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall constitute one and the same document.

IN WITNESS WHEREOF, the Company has by its appropriate officer signed this Agreement and the Executive has signed this Agreement, as of the day and year first above written.

HENRY COMPANY

By:	/s/ Richard Gordinier
Its:	President

/s/ James Van Pelt
JAMES VAN PELT